Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 25, 2014, relating to the financial statements of Northern Dynasty Minerals Ltd., and the effectiveness of Northern Dynasty Minerals Ltd.’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 40-F of Northern Dynasty Minerals Ltd. for the year ended December 31, 2013 and 2012 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE LLP

Chartered Accountants

February 12, 2015
Vancouver, Canada